UNITED STATES

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PARKER-HANNIFIN CORPORATION

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SEC 1913 (3-99)

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard - Cleveland, Ohio 44124-4141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 26, 2005

The annual meeting of shareholders of Parker-Hannifin Corporation (the “Corporation”) will be held at the Corporation’s headquarters at 6035 Parkland Boulevard, Cleveland, Ohio 44124, on Wednesday, October 26, 2005, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	Elect four Directors in the class whose three-year term of office will expire in 2008;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending June 30, 2006;

3.	Approve the Corporation’s Performance Bonus Plan;

4.	Consider and vote upon a shareholder proposal to declassify the election of Directors; and

5.	Transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on August 31, 2005 are entitled to vote at the meeting. If you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return the enclosed proxy card promptly in the envelope provided or vote electronically via the internet or by telephone in accordance with the instructions on the proxy card.

By Order of the Board of Directors

Thomas A. Piraino, Jr.

Secretary

September 26, 2005

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard - Cleveland, Ohio 44124-4141

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the annual meeting of shareholders scheduled to be held on October 26, 2005, and at all adjournments thereof. Only shareholders of record at the close of business on August 31, 2005 will be entitled to vote. On that date, 119,807,476 Common Shares were outstanding and entitled to vote at the meeting. Each share is entitled to one vote. This Proxy Statement and the form of proxy are being mailed to shareholders on or about September 26, 2005.

Shareholders of the Corporation have cumulative voting rights in the election of Directors if any shareholder gives notice in writing to the President, a Vice President or the Secretary of the Corporation not less than 48 hours before the time fixed for holding the meeting that cumulative voting at such election is desired. The fact that such notice has been given must be announced upon the convening of the meeting by the Chairman, the Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate votes and give one nominee the number of votes equal to the number of Directors to be elected multiplied by the number of votes to which the shareholder is entitled, or to distribute votes on the same principle among two or more nominees, as the shareholder sees fit. In the event that voting at the election is cumulative, the persons named in the proxy will vote Common Shares represented by valid Board of Directors’ proxies on a cumulative basis for the election of the nominees named below, allocating the votes of such Common Shares in accordance with their judgment.

ELECTION OF DIRECTORS

The Directors of the class elected at each Annual Meeting hold office for terms of three years. The Board of Directors of the Corporation presently consists of 15 members divided into three classes. The class whose term expires in 2005 consists of five members, the class whose term expires in 2006 consists of six members and the class whose term expires in 2007 consists of four members. As permitted under the Corporation’s Code of Regulations, Joseph M. Scaminace was elected to the Board of Directors in October 2004 to a term expiring in October 2005 and Markos I. Tambakeras was elected to the Board of Directors in January 2005 effective April 2005 to a term expiring in October 2006. Allan L. Rayfield, a Director since 1984, whose term expires in October 2006, has elected to retire as of October 26, 2005 in accordance with the Corporation’s policy requiring retirement at age 70. Debra L. Starnes, a Director since 1997, whose term expires in October 2005, has decided not to stand for re-election.

Shareholder approval is sought to elect William E. Kassling, Peter W. Likins, Joseph M. Scaminace and Wolfgang R. Schmitt, Directors whose terms of office expire in 2005, to the class whose term expires in 2008. The number of Directors in the class whose term expires in 2008 has been fixed by the Directors at four. A plurality of the Common Shares voted in person or by proxy is required to elect a Director.

Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of another person for Director as the Board of Directors may recommend. However, the Board of Directors has no reason to believe that this contingency will occur.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2008

WILLIAM E. KASSLING, 61, has served as a Director of the Corporation since 2001. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Kassling has been Chairman of the Board of Wabtec Corporation (technology-based equipment for the rail industry) since 1990; Chief Executive Officer of Wabtec since May 2004 and from March 1990 to February 2001; and President of Wabtec since May 2004 and from March 1990 to February 1998. Mr. Kassling is also a Director of Scientific Atlanta, Inc.

PETER W. LIKINS, 69, has served as a Director of the Corporation since 1989. He is a member of the Audit Committee and the Management Development and Compensation Committee. Dr. Likins is President of the University of Arizona. Dr. Likins is also a Director of Consolidated Edison, Inc. and Harris Bank, N.A.

JOSEPH M. SCAMINACE, 52, was elected to the Board of Directors of the Corporation in October 2004. He is a member of the Corporate Governance and Nominating Committee and the Management Development and Compensation Committee. Mr. Scaminace has been the President and Chief Executive Officer of OM Group, Inc. (metal-based specialty chemicals) since June 2005. He was previously the President and Chief Operating Officer of The Sherwin Williams Company (paints and coatings) from October 1999 to May 2005. Mr. Scaminace is also a Director of The Boler Company.

WOLFGANG R. SCHMITT, 61, has served as a Director of the Corporation since 1992. He is Chairman of the Management Development and Compensation Committee and a member of the Audit Committee. Mr. Schmitt has been the Chief Executive Officer of Trends 2 Innovation (strategic growth consultants) since May 2000.

The Board of Directors unanimously recommends a vote FOR each of the nominees to the Board of Directors.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2006

DUANE E. COLLINS, 69, has served as a Director of the Corporation since 1992. Mr. Collins was previously Chairman of the Board of Directors of the Corporation from October 1999 to October 2004 and the Chief Executive Officer of the Corporation from July 1993 to July 2001. Mr. Collins is also a Director of MeadWestvaco Corporation, MTD Holdings Inc. and The Sherwin Williams Company.

ROBERT J. KOHLHEPP, 61, has served as a Director of the Corporation since July 2002. He is Chairman of the Finance Committee and a member of the Audit Committee. Mr. Kohlhepp has been Vice Chairman of Cintas Corporation (uniform rental) since July 2003 and has been a Director of Cintas since 1979. He was the Chief Executive Officer of Cintas from August 1995 to July 2003.

GIULIO MAZZALUPI, 64, has served as a Director of the Corporation since 1999. He is a member of the Corporate Governance and Nominating Committee and the Finance Committee. Now retired, Mr. Mazzalupi was the President, Chief Executive Officer and a Director of Atlas Copco AB (industrial manufacturing) in Sweden until July 2002.

KLAUS-PETER MÜLLER, 61, has served as a Director of the Corporation since 1998. He is a member of the Corporate Governance and Nominating Committee and the Finance Committee. Mr. Müller has been Chairman of the Board of Managing Directors of Commerzbank AG (international banking) in Frankfurt, Germany since May 2001 and a member of the Board of Managing Directors of Commerzbank since 1990. In March 2005, Mr. Müller was named President of the Association of German Banks, Berlin, Germany.

MARKOS I. TAMBAKERAS, 55, was elected to the Board of Directors of the Corporation in January 2005 effective April 1, 2005. He is a member of the Management Development and Compensation Committee and the Corporate Governance and Nominating Committee. Mr. Tambakeras has been the Chairman of the Board of Kennametal Inc. (global tooling solutions supplier) since July 2002 and President and Chief Executive Officer of Kennametal since July 1, 1999. He is also a Director of ITT Industries, Inc.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2007

CANDY M. OBOURN, 55, has served as a Director of the Corporation since 2002. She is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Ms. Obourn has been General Manager, Film Capture, Digital & Film Imaging Systems of Eastman Kodak Company (photography and digital imaging) since November 2004 and has been Senior Vice President of Eastman Kodak since January 2000. Prior to becoming General Manager, she was Chief Operating Officer, Health Imaging Division of Eastman Kodak from January 2002 to November 2004 and President, Document Imaging of Eastman Kodak from April 1998 to December 2001.

HECTOR R. ORTINO, 63, has served as a Director of the Corporation since 1997. He is Chairman of the Audit Committee and a member of the Finance Committee. Mr. Ortino has been Chief Executive Officer and Chairman of the Board of Ferro Corporation (specialty materials) since April 1999. He was previously the President of Ferro Corporation from February 1996 to October 2004. Mr. Ortino is also a Director of New York Life Insurance Company.

NICKOLAS W. VANDE STEEG, 62, was elected to the Board of Directors of the Corporation in August 2004. Mr. Vande Steeg has been the President of the Corporation since October 2004 and Chief Operating Officer of the Corporation since October 2003. He was previously Executive Vice President of the Corporation from October 2003 to October 2004; a Senior Vice President of the Corporation from August 2002 to October 2003; Operating Officer of the Corporation from January 2002 to October 2003; Corporate Vice President of the Corporation from January 2002 to August 2002; Vice President of the Corporation from September 1995 to January 2002; and President of the Seal Group of the Corporation from 1987 to January 2002. Mr. Vande Steeg is also a Director of Trimble Navigation Limited.

DONALD E. WASHKEWICZ, 55, has served as a Director of the Corporation since 2000. Mr. Washkewicz has been the Chairman of the Board of Directors of the Corporation since October 2004 and Chief Executive Officer of the Corporation since July 2001. He was previously the President of the Corporation from February 2000 to October 2004 and the Chief Operating Officer of the Corporation from February 2000 to July 2001.

No Director of the Corporation is related to any other Director. During the fiscal year ended June 30, 2005, there were five meetings of the Corporation’s Board of Directors. Each Director attended at least 75% of the meetings held by the Board of Directors and the Committees of the Board on which he or she served, except for Mr. Tambakeras, who was elected to the Board effective April 1, 2005.

In making a determination as to the independence of its Directors for purposes of considering membership on the Corporation’s Board of Directors and Committees, the Corporation has followed the rules of the New York Stock Exchange and has broadly considered the materiality of each Director’s relationship with the Corporation. Based upon the foregoing criteria, the Board of Directors has determined that the following Directors are independent: William E. Kassling, Robert J. Kohlhepp, Dr. Peter W. Likins, Giulio Mazzalupi, Klaus-Peter Müller, Candy M. Obourn, Hector R. Ortino, Allan L. Rayfield, Joseph M. Scaminace, Wolfgang R. Schmitt, Debra L. Starnes and Markos I. Tambakeras.

The Audit Committee, which met eight times during the fiscal year ended June 30, 2005, is responsible for, among other things, appointing, determining the compensation of and overseeing the work of the independent registered public accounting firm and ensuring its independence, approving all non-audit engagements with the independent registered public accounting firm and reviewing with the Corporation’s financial management and its independent registered public accounting firm annual and quarterly financial statements and the proposed auditing program (including both the independent and the internal audits) for each fiscal year, the results of the audits and the adequacy of the Corporation’s internal control structure.

Audit Committee Financial Experts. The Corporation’s Board of Directors has determined that Hector R. Ortino, the Chairman of the Audit Committee, and Robert J. Kohlhepp, a member of the Audit Committee, are audit committee financial experts as defined in the federal securities laws. Messrs. Ortino and Kohlhepp are independent as defined for audit committee members in the listing standards of the New York Stock Exchange.

The Management Development and Compensation Committee, which met three times during the fiscal year ended June 30, 2005, is responsible for, among other things, annually reviewing and fixing the salaries and other compensation of the officers of the Corporation, appointing and determining the fees of compensation consultants, deciding upon the grant of stock options and/or stock appreciation rights to the officers and other employees of the Corporation, overseeing regulatory compliance with respect to compensation matters and reviewing corporate policies and programs for management succession and the development of management personnel.

The Finance Committee, which met twice during the fiscal year ended June 30, 2005, is responsible for, among other things, reviewing the Corporation’s capital structure and tax and risk management strategies and reviewing and approving the Corporation’s debt and equity offerings, share repurchase programs and the funding and investment policies for defined benefit plans, defined contribution plans and non-qualified plans sponsored by the Corporation.

The Corporate Governance and Nominating Committee, which met three times during the fiscal year ended June 30, 2005, is responsible for, among other things, evaluating and recommending to the Board qualified nominees for election as Directors of the Corporation and qualified Board members for committee membership, establishing evaluation procedures and completing an annual evaluation of the Board’s performance, developing and recommending corporate governance principles to the Board and considering other matters pertaining to the size and composition of the Board. The Corporate Governance and Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors of the Corporation, provided that such recommendations comply with the procedures set forth under the caption “Procedures for Submission and Consideration of Director Candidates” in this Proxy Statement.

The Board of Directors has adopted a written charter for each of the committees of the Board of Directors. These charters, as well as the Corporation’s Code of Ethics, Guidelines on Corporate Governance Issues and Independence Standards for Directors, are posted and available on the Corporation’s investor relations internet website at www.phstock.com under the Corporate Governance page. Shareholders may request copies of these corporate governance documents, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

Executive Sessions. In accordance with the listing standards of the New York Stock Exchange, the non-management Directors of the Corporation are scheduled to meet regularly in executive sessions, without management, and to the extent required, the independent Directors of the Corporation will meet at least once annually. Additional meetings of the non-management Directors may be scheduled from time to time when the non-management Directors decide such meetings are desirable. The Chairman of the Corporate Governance and Nominating Committee will preside at such meetings. The Corporate Governance and Nominating Committee Charter provides that the Chairman of the Corporate Governance and Nominating Committee has a term limit of three years. The non-management Directors met twice during the fiscal year ended June 30, 2005.

Compensation of Directors. The Corporation compensates Directors, other than officers who are Directors, for their services as follows:

Annual retainer for Audit Committee Chair:	$82,500

Annual retainer for Committee Chairs (other than the Audit Committee Chair):	$72,500

Annual retainer for Non-Chair Committee members:	$67,500

The fee for attending each Board or Committee meeting that exceeds the number of regularly scheduled Board or Committee meetings in a fiscal year by two is $1,500.

Duane E. Collins, former Chairman of the Board of Directors, receives an annual retainer of $175,000, plus meeting fees, club memberships and the use of a leased automobile. Directors may elect to defer all or a portion of their fees under the Corporation’s Deferred Compensation Plan for Directors or to elect to receive all or a portion of their fees in Common Shares of the Corporation pursuant to the Corporation’s Non-Employee Directors’ Stock Plan.

Each Director who was not a current or retired employee of the Corporation (“Non-Employee Director”) was granted 3,250 stock options under the Non-Employee Directors Stock Option Plan in August 2004 at an option price equal to the then current fair market value of the Corporation’s Common Shares. Such options have a ten-year term and vest 50% following one year of continued service as a Director and the remaining 50% following the second year of continued service as a Director.

Certain Relationships and Related Transactions. Russell G. Chester, Vice President-Enterprise Compliance, is the spouse of Pamela J. Huggins, a Vice President and Treasurer of the Corporation. Mr. Chester’s salary and bonus for fiscal 2005 was $249,211. The Corporation has taken the necessary steps to ensure the avoidance of any conflicting interests resulting from this relationship.

Attendance at Annual Meeting. The Corporation holds a regularly scheduled meeting of its Board of Directors in conjunction with its Annual Meeting of Shareholders. Directors are expected to attend the Annual Meeting absent an appropriate reason. All the members of the Board of Directors attended the Corporation’s 2004 Annual Meeting of Shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers, directors and beneficial owners of more than 10% of the Corporation’s Common Shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. SEC regulations require that the Corporation be furnished with copies of these reports. Based solely on a review of these reports and written representations from the executive officers and directors, the Corporation believes that there was compliance with all such filing requirements for the fiscal year ended June 30, 2004, except Donald E. Washkewicz, Chairman and Chief Executive Officer, inadvertently filed one late Form 4 to report a gift and Thomas A. Piraino, Jr., Vice President and Secretary, inadvertently filed one late Form 4 to report an inter-fund transfer in the Parker Retirement Savings Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of six Directors who are independent, as defined for audit committee members in the listing standards of the New York Stock Exchange. The responsibilities of the Audit Committee are set forth in the written Audit Committee Charter adopted by the Board of Directors, a copy of which can be accessed on the Corporation’s investor relations website at www.phstock.com on the Corporate Governance page.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Corporation for the fiscal year ended June 30, 2005 with the Corporation’s management and PricewaterhouseCoopers LLP (“PwC”), the Corporation’s independent registered public accounting firm.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PwC its objectivity and independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended June 30, 2005, be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 filed with the Securities and Exchange Commission.

Audit Committee:

Hector R. Ortino, Chairman

William E. Kassling

Robert J. Kohlhepp

Dr. Peter W. Likins

Candy M. Obourn

Wolfgang R. Schmitt

MANAGEMENT DEVELOPMENT AND COMPENSATION

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Management Development and Compensation Committee of the Board of Directors (the “Committee”), which consists of six Directors who are independent as defined in the listing standards of the New York Stock Exchange, has furnished the following report on executive compensation.

Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors in conjunction with its approval and review of the Corporation’s strategies and operating plans, thereby assuring that the Corporation’s system of executive compensation is reasonable and appropriate, meets its stated purpose and effectively serves the interests of the shareholders and the Corporation.

The Corporation’s executive compensation programs are designed to attract, retain and motivate key executives critical to the long-term success of the Corporation by remaining competitive with other multinational diversified manufacturing companies of similar size. The Committee believes that it is important to review compensation information of numerous comparable manufacturers in order to establish competitive compensation ranges at the appropriate levels. The Committee uses the services of a compensation consulting firm to assist in gathering and analyzing this comparative compensation information which is used by the Committee to establish competitive salary grade ranges at the market median for total annual compensation (base pay and annual bonus) and long-term compensation. The group of companies used for compensation comparison purposes is Fortune 500 industrial manufacturing companies of comparable size and like industry and is not identical to the S&P 500 Industrial Machinery Index, which is the peer group of companies included in the performance graph on page 17.

In addition to being competitive, the Corporation’s executive compensation programs are also intended to reward executives commensurate with performance and attainment of pre-determined financial objectives such as free cash flow, return on net assets, revenue and earnings growth and return on invested capital. Accordingly, compensation of executive officers is directly and materially linked to both operating performance and increases in shareholder value, thus aligning the financial interests of the Corporation’s executives with those of its shareholders.

Compensation for the Corporation’s executives consists of three primary elements: base salary, annual cash incentive bonuses, and long-term incentive compensation. It is the Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group at approximately the 50th percentile of the comparison group of companies.

1.	Base salaries are set within a competitively established range. The specific base salary within the range is determined by experience, individual contributions and performance as measured against pre-established goals and objectives. Goals and objectives for each executive vary in accordance with each executive’s responsibilities and are established annually by each executive’s supervisor. In the case of the Chief Executive Officer, such goals and objectives are set by the Committee.

2.	Annual cash incentive bonuses consisted of the following during fiscal 2005:

a.	An amount that was determined by the Corporation’s actual free cash flow margin (operating cash flow less capital expenditures expressed as a percent of the Corporation’s sales) as compared to the Corporation’s annual plan for free cash flow margin established at the beginning of the fiscal year (the “Target Incentive Bonus”); and

b.	An amount that was determined based on the return on division net assets for the divisions in each executive’s individual operating unit (or the average return for all divisions for corporate staff executive officers) (the “RONA Bonus”).

The target amounts of the annual cash incentive bonuses are established in such a manner that base salary plus the target bonuses will be within the competitively determined total annual compensation range mentioned above. Target annual cash incentive bonuses represent approximately 30-50% of total targeted annual compensation for the executive officers with operational profit and loss responsibility (including the Chief Executive Officer) and 25-35% of total targeted annual compensation for the other executive officers.

The Chief Executive Officer, with the approval of the Committee, also has the authority to establish additional annual incentive programs for operating executives. In fiscal year 2005, under a Volume Incentive Plan, each operating group president had the opportunity to earn an additional bonus of 1% of base salary for each 1% of sales by which his group exceeded its previous year’s sales by between 10% and 15%, and an additional bonus of 2% of base salary for each 1% of sales by which his group exceeded its previous year’s sales by more than 15%; subject, however, to an overall maximum of 15% of the executive’s base salary. Acquisitions may only account for up to 5% of the increase in sales. Also, sales growth above 15% resulted in additional payments under the Volume Incentive Plan only if the group exceeded corporate goals with respect to its return on sales and its assets/sales ratio.

3.	Long-term incentive compensation was comprised of two components during fiscal year 2005:

a.	Long-term incentive plan (“LTIP”) awards expressed in performance units calculated by dividing the dollar equivalent of the award by the market price of the Corporation’s Common Shares at the beginning of the three fiscal year performance period. The target LTIP value is established by the Committee at the market median of comparative LTIP compensation. Under the LTIP, payments are determined by comparing the Corporation’s compound annual revenue growth, compound annual growth in fully diluted earnings per share (“EPS”) and average return on invested capital to the performance of a group of its peers. Payments earned under the LTIP are paid at the discretion of the Committee either as a credit to the participant’s account under the Corporation’s Executive Deferral Plan (“EDP”) in an amount equal to the number of earned performance units multiplied by the closing price of the Corporation’s Common Shares at the end of the three fiscal year performance period or in shares of restricted stock equal to the number of earned performance units unless the participant has previously elected a deferral under the EDP.

b.	A stock option grant determined by utilizing the Black-Scholes valuation model to convert a target stock option dollar value (adjusted for risk of non-vesting) into the number of stock options to be granted. The target stock option value was established by the Committee at the market median of comparative stock option compensation. Stock options were granted with an exercise price equal to the closing price of the Corporation’s Common Shares on the day of grant. Grants have a ten-year term and vest 50% after one year of continued service and the remaining 50% after the second year of continued service from the date of grant.

Incentive compensation that is significantly “at risk” based upon the financial and stock performance of the Corporation makes up the majority of the compensation for the Corporation’s executives. More than one-half of each executive’s targeted total compensation (including base salary, annual bonus, LTIP payouts, and stock options) may fluctuate significantly from year to year because it is directly tied to stock price and business and individual performance. The Committee reviews and evaluates the criteria used to determine incentive compensation at least annually to ensure that it remains consistent with the Corporation’s compensation philosophy of motivating executive behavior in the best interests of the shareholders and the Corporation.

Long-term incentive programs are designed to link the interests of the executives with those of the shareholders. LTIP awards focus on the Corporation’s revenue and earnings growth and return on invested capital as compared to its peers and provide an incentive to increase the stock price during the three fiscal year performance period. Restricted stock awards build stock ownership and encourage a long-term focus on shareholder value, since the stock is restricted from being sold, transferred or assigned for a specified period. Stock option grants provide an incentive that aligns the executive’s interests with those of the shareholders, since stock options will provide value to the executive only when the price of the Corporation’s stock increases above the option grant price.

In August 1996, the Board of Directors, at the recommendation of the Committee, adopted stock ownership guidelines that are designed to encourage the accumulation and retention of the Corporation’s Common Shares by its Directors, executive officers and other key executives. These guidelines, stated as a multiple of executives’ base salaries and of Directors’ annual retainer, are as follows:

Chief Executive Officer and President—three times base salary;

Vice Presidents—two times base salary;

Other executive officers and group presidents—one times base salary; and

Non-management Directors—four times annual retainer

The recommended time period for reaching the above guidelines is five years. The Chief Executive Officer reviews compliance with this policy with the Committee on an annual basis. As of June 30, 2005, all officers and Directors who have been in their respective positions for at least five years were in compliance with the guidelines.

The Corporation’s executive compensation philosophy is specifically evident in the compensation paid during the most recent fiscal year to Donald E. Washkewicz, the Corporation’s Chairman and Chief Executive Officer. Mr. Washkewicz’s increase in base salary from fiscal 2004 to fiscal 2005 of 5.26% is reflective of his “exceeds” performance rating and his success in exceeding financial goals for the Corporation and implementing strategies for the more effective operation of the Corporation’s business for fiscal 2004. In addition, in fiscal 2005, Mr. Washkewicz was targeted to receive 100% of his Target Incentive Bonus of $500,000 if the Corporation achieved the 5.03% target free cash flow margin established in the Corporation’s fiscal 2005 operating plan, adjusted for discretionary pension plan contributions. A minimum payout of 30% of the Target Incentive Bonus was established at a 2.00% free cash flow margin and a maximum payout of 200% of the Target Incentive Bonus was established at a 7.55% free cash flow margin. During the fiscal year ended June 30, 2005, the Corporation’s adjusted free cash flow margin was 9.72% and each executive officer, including Mr. Washkewicz who received $1,000,000, received an amount equal to 200% of his Target Incentive Bonus, which is included in the “Bonus” column of the Summary Compensation Table on page 12.

Mr. Washkewicz’s RONA Bonus was targeted at $483,000 based upon an approximate 27% average return on division net assets. The actual average return on division net assets for the fiscal year ended June 30, 2005 was 32.9%, resulting in a RONA Bonus payment to Mr. Washkewicz of $588,000, which is included in the “Bonus” column of the Summary Compensation Table on page 12. The other executive officers also received RONA Bonuses based upon the return on division net assets by their respective operating units (or the average return for all divisions for corporate staff executive officers).

In fiscal year 2005, the Corporation achieved the following percentile rankings among its peers with respect to the LTIP performance measures:

Performance Measure	Result	Percentile Ranking
Compound annual revenue growth	13.2%	58.81

Compound annual growth in fully diluted EPS	72.86%	73.59

Average return on invested capital	17.83%	79.71

In fiscal year 2004, the Committee redesigned the Corporation’s LTIP approach to align its long-term compensation strategies with those of its peers. Upon the redesign of the LTIP, the Committee amended the 2003-04-05 LTIP for active participants to reduce the performance period to two years (i.e., fiscal years 2004 and 2005) and to reduce each active participant’s original target award by one-third. As a result, Mr. Washkewicz and the other executive officers received a payment under the 2003-04-05 LTIP (as amended) in the form of either restricted shares and/or credits to their EDP accounts in an amount equal to the value of the restricted shares earned, as reported in the “LTIP Payouts” column of the Summary Compensation Table on page 12. Such payment represents a total payout of 180.99% of the target payment that would have been achieved had the Corporation merely ranked at the 55th percentile among its peers in each of the LTIP performance measures for fiscal years 2004 and 2005.

During fiscal year 2005, Mr. Washkewicz and the other executive officers also received a long-term incentive award for the 2005-06-07 performance period as described in the LTIP Table on page 14 and a stock option grant as reported in the Option Grants Table on page 13.

The Chief Executive Officer or the Committee may, from time to time, authorize other forms of compensation to the Corporation’s executive officers which may be tailored to specific circumstances that exist at that time and which are consistent with the overall compensation policies of the Corporation and the Committee.

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Corporation’s Chief Executive Officer and four other highest paid executive officers. The Committee has attempted to structure programs to preserve the deductibility of compensation paid by the Corporation to such individuals while retaining the flexibility to provide compensa -

tion that may exceed the limit of tax deductibility under circumstances in which the payment furthers the goals of the executive compensation program or is otherwise in the best interests of the Corporation or the shareholders. In order to preserve the deductibility of all performance based executive compensation, the Committee has approved and is submitting for stockholder approval the Performance Bonus Plan more fully described on pages 19-21. The Committee also attempts to preserve deductibility by encouraging deferrals of otherwise non-deductible payments.

The Committee continually evaluates the changing environment for executive compensation, including marketplace trends and tax law and accounting changes. The Corporation’s recent adoption of Statement of Financial Accounting Standard 123R (which will result in the recognition of compensation expense for equity incentives) and the recent enactment of Section 409A of the Internal Revenue Code (which impacts deferred compensation arrangements) will be considered as the Committee establishes executive compensation in fiscal year 2006 and beyond.

Management Development and Compensation Committee

Wolfgang R. Schmitt, Chairman

Dr. Peter W. Likins

Allan L. Rayfield

Joseph M. Scaminace

Debra L. Starnes

Markos I. Tambakeras

EXECUTIVE COMPENSATION

The following table summarizes compensation paid by the Corporation for each of the last three fiscal years to its Chief Executive Officer and each of the other four most highly compensated executive officers:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($) (b)	Securities Underlying Options (#)	LTIP Payouts ($)		All Other Compensation ($)
Donald E. Washkewicz, Chief Executive Officer and Chairman of the Board (d)	2005 2004 2003	1,000,000 926,524 903,048	1,588,000 948,549 454,141	97,229(a) 82,784 84,310	0 0 0	102,500 128,846 125,400	2,394,330 1,056,366 425,107	(c)	12,347 15,452 17,748	(g)

Nickolas W. Vande Steeg, President and Chief Operating Officer (e)	2005 2004 2003	685,000 552,914 484,656	872,224 481,287 189,114	169,069(a) 225,804 238,709	706,300 0 0	56,000 62,715 42,450	972,689 356,463 169,010	(c)	47,760 17,929 14,914	(g)

John D. Myslenski, Executive Vice President—Sales, Marketing and Operations Support	2005 2004 2003	598,000 543,289 484,656	580,974 472,688 189,114	16,159(a) 8,774 147,093	0 0 0	50,500 69,400 42,450	972,689 372,398 169,010	(c)	12,091 17,634 13,285	(g)

Timothy K. Pistell Executive Vice President—Finance and Administration and Chief Financial Officer (f)	2005 2004 2003	525,000 362,700 273,609	460,220 257,929 84,782	10,691(a) 22,562 4,563	0 0 0	46,149 26,300 36,900	546,246 277,084 48,307	(c)	13,744 16,926 15,143	(g)

Robert P. Barker Vice President and President, Parker Aerospace Group	2005 2004 2003	376,700 321,300 270,336	383,253 294,381 129,931	7,274(a) 86,286 2,985	0 0 0	20,000 26,300 12,150	658,484 277,084 14,067	(c)	15,157 18,320 17,053	(g)

(a)	Unless otherwise indicated, no executive officers named in the Summary Compensation Table received personal benefits or perquisites in an amount greater than the lesser of $50,000 or 10% of his total compensation reported in the Salary and Bonus columns. Reported in this column is annual compensation consisting of (i) amounts reimbursed by the Corporation for the payment of income taxes on certain executive perquisites; (ii) $65,737 in executive perquisites received by Mr. Washkewicz in fiscal year 2005, including payments of $19,924 for country club dues and $21,255 for reimbursed spousal travel; and (iii) $109,576 in executive perquisites received by Mr. Vande Steeg in fiscal year 2005, including payments of $60,598 for use of corporate owned housing.
(b)	The number and value of the aggregate restricted stock holdings for each of the above-named executive officers with restricted stock as of June 30, 2005 was as follows: Mr. Waskewicz, 25,378 shares with a value of $1,573,690, Mr. Vande Steeg, 10,000 shares with a value of $620,100, Mr. Myslenski, 10,288 shares with a value of $637,959, Mr. Pistell, 5,423 shares with a value of $336,280, and Mr. Barker, 335 shares with a value of $20,773. The restricted shares reported in the prior sentence on behalf of Messrs. Washkewicz, Myslenski, Pistell and Barker were awarded under various Long Term Incentive Plans and are subject to a three-year vesting period, with accelerated vesting in the event of the death, disability or normal retirement of the Plan participant. Mr. Vande Steeg's restricted shares which are reported in dollars in the Restricted Stock Awards column of this table are subject to a three-year vesting period, with accelerated vesting in the event of retirement at or after December 31, 2006. Dividends are paid by the Corporation on the restricted shares.
(c)	Represents: (i) the dollar value of restricted shares issued to Messrs. Washkewicz, Vande Steeg, Pistell, and Myslenski under the 2003-04-05 LTIP based on the Corporation's stock price on the date of issuance of the shares; and (ii) credit to the Executive Deferral Plan account of Mr. Barker based upon performance achieved under the 2003-04-05 LTIP.
(d)	Mr. Washkewicz was named Chairman of the Board on October 27, 2004.
(e)	Mr. Vande Steeg was named President on October 27, 2004.
(f)	Mr. Pistell was named Executive Vice-President—Finance and Administration on April 21, 2005.
(g)	Represents $12,347, $47,760, $12,091, $13,744 and $15,157 of matching contributions by the Corporation to one or more retirement plans.

The following table summarizes stock option grants by the Corporation during the fiscal year ended June 30, 2005 to each of the executive officers identified in the Summary Compensation Table on page 12:

Option Grants in Fiscal 2005

	Individual Grants
	Number of Securities Underlying Options Granted (#) (a)		% of Total Options Granted to Employees in Fiscal 2005	Exercise Or Base Price ($/Sh)	Expiration Date	Potential realizable value at assumed annual rates of stock price appreciation for option term (b)
Name						5% ($)	10% ($)
Donald E. Washkewicz	102,500		5.9%	$54.39	08/10/14	3,506,115	8,885,110

Nickolas W. Vande Steeg	56,000		3.2%	$54.39	08/10/14	1,915,536	4,854,304

John D. Myslenski	50,500		2.9%	$54.39	08/10/14	1,727,403	4,377,542

Timothy K. Pistell	30,500		1.8%	$54.39	08/10/14	1,043,283	2,643,862
	2,411	(c)	0.1%	$72.28	08/12/07	25,217	52,654
	2,633	(c)	0.2%	$72.28	08/11/08	38,431	82,284
	3,076	(c)	0.2%	$72.28	08/10/09	58,259	127,974
	3,244	(c)	0.2%	$72.28	08/08/10	76,088	171,520
	4,285	(c)	0.2%	$72.28	08/07/11	121,013	280,188

Robert. P. Barker	20,000		1.2%	$54.39	08/10/14	684,120	1,733,680

(a)	Options, except for reload option grants, are 50% exercisable on the date following completion of one year of continuous employment after the date of grant and the remaining 50% is exercisable on the date following completion of two years of continuous employment after the date of grant. All options have accelerated vesting in the event of a Change in Control (as defined on page 15). Restorative or "reload" option rights are attached to each option and reload options will be granted upon exercise, subject to certain vesting provisions, if the exercise price is paid using shares of the Corporation's common stock owned by the optionee.
(b)	The potential realizable value illustrates the value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation over the entire term of the option. Shareholders of the Corporation, as a group, would realize approximately $4.05 billion and $10.25 billion at assumed annual rates of appreciation of 5% and 10%, respectively, over the life of the options. There can be no assurance that the amounts reflected in this table will be achieved.
(c)	Reload option grant which is exercisable on the date following completion of one year of continuous full-time employment after the exercise date of the underlying option, provided the executive officer retains ownership for one year of the shares resulting from the underlying option exercise, less shares surrendered or sold to satisfy tax obligations.

The following table summarizes exercises of stock options during the fiscal year ended June 30, 2005 by each of the executive officers identified in the Summary Compensation Table on page 12 and the fiscal year-end value of unexercised options for such executive officers:

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-the-Money Options at FY-End ($)
Name			Exercisable / Unexercisable	Exercisable / Unexercisable

Donald E. Washkewicz	9,000	653,760	507,976 / 160,900	10,170,971 / 1,640,698

Nickolas W. Vande Steeg	27,250	1,866,080	147,543 / 85,434	2,593,507 / 839,665

John D. Myslenski	44,715	3,047,998	132,016 / 79,934	2,309,314 / 797,755

Timothy K. Pistell	28,665	2,082,226	52,438 / 59,299	1,022,264 / 425,978

Robert P. Barker	7,875	551,093	58,380 / 33,150	1,293,334 / 345,968

The following table summarizes awards by the Corporation during the fiscal year ended June 30, 2005 to each of the executive officers identified in the Summary Compensation Table on page 12 under the Corporation’s LTIP:

Long Term Incentive Plan - Awards in Fiscal 2005

Name	Number of Shares (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold (#)	Target (#)	Maximum (#)
Donald E. Washkewicz	32,800(a)	3 Years	8,200	32,800	65,600

Nickolas W. Vande Steeg	18,000(a)	3 Years	4,500	18,000	36,000

John D. Myslenski	16,200(a)	3 Years	4,050	16,200	32,400

Timothy K. Pistell	12,100(a)	3 Years	3,025	12,100	24,200

Robert P. Barker	7,900(a)	3 Years	1,975	7,900	15,800

(a)	Target awards under the Corporation’s 2005-06-07 LTIP during the last fiscal year were made in the form of performance units and entitle each executive officer to receive an award, the amount of which is determined by comparing the Corporation’s results to the performance of the Corporation’s peer group (nineteen companies) for the following weighted performance measures: (i) compound annual revenue growth (20% weight); (ii) compound annual growth in fully diluted earnings per share (40% weight); and (iii) average return on invested capital (40% weight) for the three fiscal years ending June 30, 2007. The threshold, target and maximum payouts result from the performance at the 35th, 55th and 75th percentile, respectively, relative to the peer group. Awards are payable in August 2007. At the discretion of the Management Development and Compensation Committee, awards will be paid either as a credit to the executive officer’s account under the Corporation’s EDP or in restricted stock unless the executive officer elects to defer the amount earned under the LTIP pursuant to the EDP. Executive officers who are retired at the time of payment will receive cash in lieu of restricted shares under the LTIP, unless they deferred before their retirement.

Pension Plan Table

The following table summarizes the estimated annual benefits payable upon retirement to the executive officers identified in the Summary Compensation Table on page 12:

Years of Service
Remuneration	15 or more
$ 400,000	$220,000
600,000	330,000
800,000	440,000
1,000,000	550,000
1,200,000	660,000
1,400,000	770,000
1,600,000	880,000
1,800,000	990,000
2,000,000	1,100,000
2,200,000	1,210,000
2,400,000	1,320,000
2,600,000	1,430,000
2,800,000	1,540,000
3,000,000	1,650,000
3,200,000	1,760,000

The foregoing table sets forth the straight-life annuity payable under the Corporation’s Supplemental Executive Retirement Benefits Program (the “Program”) at the normal retirement age of 65. The years of service under the Program for each of the executive officers identified in the Summary Compensation Table on page 12, at their respective retirement dates, will be as follows: Mr. Washkewicz, 43 years; Mr. Vande Steeg, 36 years; Mr. Myslenski, 43 years; Mr. Pistell, 43 years; and Mr. Barker, 42 years. The Program provides an annual benefit based upon the average of the participant’s three highest years of cash compensation (Salary, RONA Bonus and Target Incentive Bonus) with the Corporation. Benefits payable under the Program are based on calendar year compensation. Since the amounts set forth in the “Salary” and “Bonus” columns in the Summary Compensation Table on page 12 are determined on a fiscal year basis and since the amount set forth in the “Bonus” column for Mr. Barker in fiscal 2005 includes payment received under the Volume Incentive Plan (which is not included in determining benefits under the Program), the amounts set forth in the Summary Compensation Table on page 12 do not reflect the benefits payable under the Program. If the benefits were to be payable to each of the named participants based on retirement as of June 30, 2005, the average of the three highest calendar years of cash compensation included in determining benefits under the Program for each of the named participants would be as follows: Mr. Washkewicz, $1,512,609; Mr. Vande Steeg, $817,518; Mr. Myslenski, $789,957; Mr. Pistell, $473,384; and Mr. Barker, $477,091. Benefits are subject to reduction for payments received under the Corporation’s Consolidated Pension Plan; 50% of primary social security benefits; and contributions by the Corporation to the Retirement Income Account, with deemed earnings at a specified rate, under the Corporation’s Savings Plan.

“Change in Control” Severance Agreements with Officers. The Corporation has entered into separate agreements (collectively, the “Agreements”) with Messrs. Washkewicz, Vande Steeg, Myslenski, Pistell and Barker that are designed to retain the executives and provide for continuity of management in the event of any actual or threatened change in the control of the Corporation. Each Agreement only becomes operative upon a “Change in Control” of the Corporation, as that term is defined in the Agreements, and the subsequent termination of the employment of the executive pursuant to the terms of the Agreement. A Change in Control of the Corporation shall be deemed to have occurred if and when: (i) subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities eligible to vote for the election of the Board; (ii) during any period of twenty-four consecutive months, individuals who at the beginning of such twenty-four month period were Directors of the Corporation (the “Incumbent Board”) cease to constitute at least a majority of the Board of Directors of the Corporation, unless the election, or nomination for election, of any person becoming a Director subsequent to the beginning of such twenty-four month period was approved by a vote of at least two-thirds of the Incumbent Board; (iii) the Corporation enters into a merger, consolidation or other reorganization, or sells all its assets, unless (a) immediately following the business combination: (1) more than 50% of the total voting power eligible to elect directors of the resulting corporation is represented by shares that were Common Shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the corporation resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting corporation were members of the Incumbent Board at the time of the Board of Directors of the Corporation’s approval of the execution of the initial agreement providing for such business combination, or (b) the business combination is effected by means of the acquisition of Common Shares from the Corporation, and the Board of Directors of the Corporation approves a resolution providing expressly that such business combination does not constitute a “Change in Control”; or (iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

Each Agreement provides that, if the employment of the executive is terminated during the three years following a Change in Control of the Corporation, either by the Corporation without “Cause” (as defined in the Agreements) or by the executive for “Good Reason” (as defined in the Agreements and described below), the executive shall be entitled to receive (a) pro rata salary and bonus for the year of termination of employment; (b) severance pay equal to three times the executive’s annual salary and bonus; (c) continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years; (d) to the extent not previously received, all amounts previously deferred under the Corporation’s non-qualified income deferral plans together with a “make whole” amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under the EDP; and (e) a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code. “Good Reason” for termination of employment by the executive includes, without limitation, diminution in duties, reduction in compensation or benefits or relocation. In addition, termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control shall constitute Good Reason.

A Change in Control of the Corporation also has an effect under other executive compensation plans of the Corporation, as follows: (1) any outstanding unvested stock option held by an executive vests immediately upon a Change in Control; (2) any outstanding unvested shares of restricted stock issued or unvested EDP amounts credited to an executive pursuant to the Corporation’s LTIP vest immediately in the event of a Change in Control; (3) any outstanding LTIP award to an executive will be paid in full in cash upon a Change in Control, at the target amount or on the basis of corporate financial performance to the date of the Change in Control, whichever is greater; (4) upon a Change in Control, all amounts previously deferred by the executive under the EDP, together with the “make whole” amount (described in subsection (d) of the preceding paragraph), will be paid to the executive; (5) upon a Change in Control, all shares the receipt of which were previously deferred by the executive under the Stock Option Deferral Plan will be issued to the executive; and (6) upon a Change in Control, each participant under the Corporation’s Supplemental Executive Retirement Benefits Program (the “Program”) will receive three additional years of age and service credit under the Program and will receive a lump-sum payment equal to the present value of the participant’s vested benefit under the Program.

Common Share Price Performance Graph

The following graph sets forth a comparison of the cumulative total shareholder return on the Corporation’s Common Shares with the S&P 500 Index and the S&P 500 Industrial Machinery Index during the period June 30, 2000 through June 30, 2005, assuming the investment of $100 on June 30, 2000, and the reinvestment of dividends.

RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors recommends ratification of its appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the financial statements of the Corporation as of and for the fiscal year ending June 30, 2006. PwC has conducted the annual audit of the Corporation’s accounts since its organization in 1938. A representative of PwC is expected to be present at the Annual Meeting with an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Ratification of the appointment of PwC as the independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the votes present or represented, and entitled to vote on the proposal, at the Annual Meeting.

Audit Fees.    The aggregate fees billed by PwC for the fiscal years ending June 30, 2005 and June 30, 2004 for auditing the Corporation’s annual consolidated financial statements, reviewing the Corporation’s interim financial statements included in the Corporation’s Forms 10-Q filed with the Securities and Exchange Commission and services provided in connection with statutory and regulatory filings or engagements were $7.71 million and $4.23 million, respectively. During fiscal 2005, PwC’s fees included $2.02 million for the audit of management’s assessment of the effectiveness of the Corporation’s Internal Control over Financial Reporting required under Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees.    The aggregate fees billed by PwC for audit and related services provided to the Corporation for the fiscal years ending June 30, 2005 and June 30, 2004 that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and are not included in “Audit Fees” above were $193,200 and $700,000, respectively. The fees billed related primarily to audit procedures required to respond to or comply with financial, accounting or regulatory reporting matters and internal control reviews and reporting requirements.

Tax Fees.    The aggregate fees billed by PwC for professional services rendered for tax compliance, tax advice and tax planning services provided to the Corporation for the fiscal years ending June 30, 2005 and June 30, 2004 were $1.86 million and $2.10 million, respectively. The fees billed related primarily to federal, state, local and international tax planning, advice and compliance, tax due diligence related to acquisitions and divestitures, and expatriate reviews.

All Other Fees.    The aggregate fees billed by PwC for products and services provided to the Corporation that are not included in the above categories for the fiscal years ending June 30, 2005 and June 30, 2004 were $7,360 and $70,000, respectively. The fees billed related primarily to treasury advisory services and training on technical and regulatory pronouncements.

Audit Committee Pre-Approval Policies and Procedures.    In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes Oxley Act of 2002, which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Corporation’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on Auditor Independence requiring the approval by the Audit Committee of all professional services rendered by the Corporation’s independent registered public accounting firm. The policy specifically pre-approves certain services up to a budgeted amount to be determined annually by the Audit Committee. All other services require Audit Committee approval on a case-by-case basis.

All of the services described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees,” were approved by the Audit Committee in accordance with the Corporation’s formal policy on Auditor Independence.

The Board of Directors unanimously recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending June 30, 2006.

APPROVAL OF PERFORMANCE BONUS PLAN

The Board recommends a vote for approval of the new Parker-Hannifin Corporation Performance Bonus Plan for certain executive officers of the Corporation (the “Performance Bonus Plan”). The purpose of the Performance Bonus Plan is to attract and retain key executives for the Corporation and its subsidiaries and to provide such persons with incentives for superior performance. Incentive bonus payments made under the Performance Bonus Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to any one of the five most highly compensated executive officers in excess of $1.0 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the Corporation’s shareholders.

The principal change required by Section 162(m) would be that the Management Development and Compensation Committee of the Board would no longer have the same flexibility under the Performance Bonus Plan as in the past to exercise discretion in making adjustments to meet individual circumstances and reflect the outcome of performance objectives. In addition, bonuses paid under the Performance Bonus Plan will be subject to a per person cap. The Performance Bonus Plan will require the Management Development and Compensation Committee to use goals and formulas that could be verified by an independent third party, without the exercise of discretion, except to reduce the amount of compensation that might otherwise be payable under the Performance Bonus Plan.

Summary of Terms. The following is a summary of the terms of the Performance Bonus Plan and is qualified in its entirety by reference to the complete text of the Performance Bonus Plan, which is set forth in Exhibit A.

Administration. The Performance Bonus Plan shall be administered by the Management Development and Compensation Committee or any other committee appointed by the Board to administer the Performance Bonus Plan (consisting of at least two directors, each of whom must be an “outside director” within the meaning of Section 162(m)). The Management Development and Compensation Committee shall have full power and authority to interpret and administer the Performance Bonus Plan and shall have the exclusive right to establish Management Objectives (as defined below) and the amount of incentive bonuses payable upon achievement of such objectives.

Eligible Executives. Participation in the Performance Bonus Plan will be limited to “Eligible Executives,” which is defined as the Corporation’s Chief Executive Officer and each other executive officer or other employee of the Corporation designated by the Management Development and Compensation Committee. At present, under the Performance Bonus Plan, there would be approximately 21 Eligible Executives, including the Named Executive Officers, participating.

Management Objectives. An Eligible Executive’s right to receive a bonus under the Performance Bonus Plan depends on achievement of certain specified annual or long-term performance goals, referred to as “Management Objectives”. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the subsidiary, division, department or function within the Corporation or subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in, or relative peer company performance in one or more of the following: earnings per share; return on invested capital; return on total capital; return on total assets; return on net assets; return on equity; total shareholder return; revenue; cash flow; free cash flow; net income; operating profit; pre-tax income; earnings before interest, taxes, depreciation and/or amortization costs; productivity; customer satisfaction; employee satisfaction; economic value added; and stock price.

Awards.

•

Not later than the 90th day of each fiscal year of the Corporation or any other long-term performance period established by the Management Development and Compensation Committee, the Management Development and Compensation Committee shall establish the Management Objectives for all Eligible Executives and the amount of incentive bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Management Development and Com -

pensation Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no incentive bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. In the case of annual awards, achievement of Management Objectives will be measured over one fiscal year and, in the case of long-term awards, achievement of the Management Objectives will be measured over a performance period greater than one year. The Management Development and Compensation Committee may not modify any terms of awards established, except to the extent that after such modification the incentive bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m).

•	The Management Development and Compensation Committee retains the discretion to reduce the amount of any incentive bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

•	Notwithstanding any other provision of the Performance Bonus Plan to the contrary, in no event shall the annual incentive bonus paid to an Eligible Executive under the Performance Bonus Plan for a fiscal year exceed:

(i)	in the case of the Chief Executive Officer, either $4 million or 300% of base salary; and

(ii)	in the case of all Eligible Executives other than the Chief Executive Officer, either $2 million or 200% of base salary.

•	Notwithstanding any other provision of the Performance Bonus Plan to the contrary, in no event shall the long-term incentive bonus paid to an Eligible Executive under the Performance Bonus Plan for any performance period exceed:

(i)	in the case of the Chief Executive Officer, either $8.5 million or, subject to adjustment, 200,000 shares of common stock; and

(ii)	in the case of all Eligible Executives other than the Chief Executive Officer, either $3.5 million or, subject to adjustment, 100,000 shares of common stock.

•	If a long-term incentive bonus is paid in restricted stock, such restricted stock will be granted under, and pursuant to the terms of, the Corporation’s 2003 Stock Incentive Plan, or any successor plan thereto. Incentive bonuses paid in cash may be deferred under the Corporation’s Executive Deferral Plan, and, if so deferred, will be subject to the terms and conditions of such plan.

Committee Certification. As soon as practicable after the end of each fiscal year of the Corporation or other long-term performance period, the Management Development and Compensation Committee shall determine whether each Management Objective has been achieved and the amount of the incentive bonus to be paid to each Eligible Executive for such fiscal year or performance period and shall certify such determinations in writing. Annual incentive bonuses may be paid only in cash while long-term incentive bonuses may be paid either in cash or in restricted stock of the Corporation.

Amendment and Termination. The Committee may amend the Performance Bonus Plan from time to time, provided that any such amendment is subject to shareholder approval to the extent required to satisfy Section 162(m). The Committee may also terminate the plan, on a prospective basis only, at any time.

Effective Date. Subject to its approval by the shareholders, the Performance Bonus Plan shall become effective for the 2006 fiscal year, and shall remain effective until the first annual meeting of shareholders held in the 2011 fiscal year, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m).

Performance Bonus Plan Benefits. Because the Performance Bonus Plan gives the Management Development and Compensation Committee discretion in designating the Eligible Executives and establishing target bonuses (subject to the per person limits noted above) and the Management Development and Compensation Committee has discretion to reduce the amount of benefits that will be payable under the Performance Bonus Plan, it is not possible to determine the amount of the benefits that may become payable under the Performance Bonus Plan. For fiscal year 2006, the target annual bonus amounts for the designated participants under the Performance Bonus Plan, assuming that actual performance against the Management Objectives established by the Management Development and Compensation Committee results in an annual bonus at 100% of the target bonus, would be as follows: Mr. Washkewicz, $1,473,400; Mr. Vande Steeg, $759,600; Mr. Myslenski, $495,600; and Mr. Pistell, $441,600. Actual bonus amounts could be more or less than the target amounts described above (and could be zero), depending on the actual performance against the Management Objectives and subject to the Management Development and Compensation Committee’s discretion to reduce the amount of the annual bonus earned under the Performance Bonus Plan.

Further, for the performance period for fiscal years 2006-2008, the target long-term bonus amounts for the designated participants under the Performance Bonus Plan, assuming that actual performance against the Management Objectives established by the Management Development and Compensation Committee results in a long-term bonus at 100% of the target bonus, would be as follows: Mr. Washkewicz, 33,200 shares of restricted stock; Mr. Vande Steeg, 14,275 shares of restricted stock; Mr. Myslenski, 11,300 shares of restricted stock; Mr. Pistell, 7,925 shares of restricted stock; Mr. Barker, 5,500 shares of restricted stock; and all Executives (as a group), 124,600 shares of restricted stock. Actual bonus amounts could be 0% to 200% of the target depending upon the actual performance against the Management Objectives and subject to the Management Development and Compensation Committee’s discretion to reduce the amount of the long-term bonus earned under the Performance Bonus Plan.

If the Performance Bonus Plan is not approved by shareholders, no bonuses will be paid under the Performance Bonus Plan.

Federal Income Tax Consequences.    Under present federal income tax law, a Performance Bonus Plan participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the Performance Bonus Plan. Generally, and subject to the provisions of Section 162(m), the Corporation will receive a federal income tax deduction corresponding to the amount of income recognized by a Performance Bonus Plan participant.

The Board of Directors unanimously recommends a vote FOR the approval of the Corporation’s Performance Bonus Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Corporation’s equity compensation plans as of June 30, 2005, unless otherwise indicated:

Plan Category	Column (a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Column (b) Weighted-average exercise price of outstanding options, warrants and rights(1)	Column (c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by security holders	8,981,205(2)	45.34	8,843,542(3)

Equity compensation plans not approved by security holders (4)	84,565	47.69	0

Total	9,065,770	45.36	8,843,542

(1)	In connection with the merger of Commercial Intertech Corp. with and into the Corporation in April 2000, the Corporation assumed the administration of the outstanding options under the Commercial Intertech stock option plans until such options are exercised or expire. No new options will be granted under the Commercial Intertech stock option plans. The stock options assumed pursuant to the merger are not included in the table. The number of the Corporation’s securities to be issued upon the exercise of these outstanding options is 13,372. The weighted-average exercise price of those outstanding options is $36.61.

(2)	Includes 781,308 shares, which represents the actual payout of restricted stock under the 2003-04-05 LTIP (which payout was made after June 30, 2005) and the maximum future payouts of restricted stock that may be issued under the Corporation’s 2004-05-06 and 2005-06-07 LTIPs. Under the Corporation’s 2004-05-06 and 2005-06-07 LTIPs, payouts will be made at the discretion of the Management Development and Compensation Committee in restricted stock or as a credit to the participant’s account under the Corporation’s EDP unless the participant has made a prior deferral election pursuant to the EDP. Payouts are determined by comparing the Corporation’s results to the performance of a group of its peers for the following weighted performance measures: (a) revenue growth (20% weight); (b) earnings per share growth (40% weight); and (c) return on invested capital (40% weight). Also includes 59,215 phantom shares being held in an account pursuant to the Corporation’s Stock Option Deferral Plan (which Plan has not been approved by shareholders). The phantom shares resulted from exercises of stock options granted under the Corporation’s 1990 Employees Stock Option Plan, which was approved by the shareholders.

(3)	The total number of securities available for issuance under the Corporation’s 2003 Stock Incentive Plan is equal to the sum of (i) 9,000,000; plus (ii) the amount of any shares that are not delivered to an employee by reason of (A) the expiration, termination, cancellation or forfeiture of an award under the Corporation’s 1993 Stock Incentive Program; and (B) the tendering or withholding of shares to satisfy all or a portion of the exercise price or tax withholding obligations relating to shares issued or distributed under an award under the 1993 Stock Incentive Program. The maximum number of shares that may be issued under the Corporation’s 2003 Stock Incentive Plan as restricted stock is limited to 5,000,000 shares. The maximum number of shares that may be issued under the Corporation’s 2004 Non-Employee Directors’ Stock Incentive Plan is 250,000.

(4)	The Corporation’s 1996 Non-Employee Directors Stock Option Plan provides for the issuance of up to 375,000 shares of the Corporation’s common stock pursuant to stock options granted to the Corporation’s Directors who are not current or retired employees of the Corporation. Each option must be granted at an exercise price equal to 100% of the fair market value of the Corporation’s common stock on the date the options are granted. Grants have a ten-year term and vest 50% following one year of continued service and the remaining 50% following the second year of continued service from the date granted. No further options will be granted under the 1996 Non-Employee Directors Stock Option Plan.

SHAREHOLDER PROPOSAL

REGARDING THE ANNUAL ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote AGAINST this proposal.

This proposal has been submitted by UNITE National Retirement Fund, with administrative offices at 730 Broadway, New York, NY 10003. UNITE National Retirement Fund is an institutional investor in the Corporation beneficially holding 6,700 shares of the Corporation’s common stock as of August 31, 2005. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors accepts no responsibility, are set forth below.

Proposed Resolution

That the stockholders request that the Board of Directors take the steps necessary to declassify the election of Directors by ensuring that in future Board elections directors are elected annually and not by classes as is now provided. The declassification shall be phased in so that it does not effect the unexpired terms of Directors previously elected.

Proponent’s Supporting Statement

This resolution requests that the Board end the present staggered board system with approximately one-third of Directors elected each year and instead ensure that all Directors are elected annually. We believe shareholders should have the opportunity to vote on the performance of the entire board each year.

Increasingly, institutional investors are calling for the end of this system. California’s Public Employees Retirement System, New York City pension funds, New York State pension funds and many others including the Council of Institutional Investors, and Institutional Shareholder Services, one of the most influential proxy evaluation services, support this position.

Shareholder resolutions to end this staggered system of voting have received large votes, averaging 69% of votes cast in 2004, revealing strong investor support for this reform. Numerous companies have demonstrated leadership by changing this practice including Pfizer, Bristol-Myers Squibb, and Dow Jones.

Pfizer changed its staggered board by taking a shareholder vote, which passed with 84%. The Pfizer 2003 proxy statement stated:

“The Board of Directors examined the arguments for and against continuation of the classified board, in light of the size and financial strength of the company, listened to the views of a number of its shareholders, and determined that the classified board should be eliminated. The Board believes that all Directors should be equally accountable at all times for the company’s performance and that the will of the majority of shareholders should not be impeded by a classified board. The proposed amendment will allow shareholders to review and express their opinions on the performance of all Directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected.”

We believe the Compensation, Nominating, and Audit Committees, as well as the full Board need to be fully and annually accountable to shareowners–another key reason for annually electing directors.

We urge you to vote FOR this reform.

Board of Directors Response

The Board of Directors evaluates corporate governance issues affecting the Corporation on a regular basis, including whether to maintain the Corporation’s classified Board structure. After careful consideration, the Board has determined that it is in the best interests of the Corporation and its shareholders to maintain the classified Board structure for the reasons set forth below and recommends a vote AGAINST this proposal.

Board Commitment to Excellence.    The Corporation’s Board of Directors is committed to continuing and enhancing the Corporation’s superior performance. The Corporation reported new records in sales, earnings and cash flow from operations for fiscal year 2005. Sales exceeded $8 billion for the first time in the company’s 87-year history; diluted earnings per share for the year were also at an all-time high; and cash flow from operations reached a record $871.8 million, or 10.6 percent of sales, surpassing last year’s record of $649.5 million, or 9.3 percent of sales. Furthermore, the Corporation has increased its annual dividends paid to shareholders for 49 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index.

Common among Large Public Companies.    Classified boards of directors are very common among large public corporations. According to the 2004 report by the Investor Responsibility Research Center, 60% of the companies in the S&P 500 have classified boards.

Stability and Continuity.    Staggered terms for Board members are designed to provide stability, enhance long-term planning and ensure that, at any given time, there are Directors serving on the Corporation’s Board who are familiar with the Corporation, its business, and its strategic goals. An experienced and knowledgeable Board is better equipped to make decisions in the best interests of shareholders. Staggered terms give new directors an opportunity to gain knowledge about the Corporation’s business from continuing directors. If all directors were elected annually, a majority of directors could be replaced each year, which could result in a Board composed of directors who are unfamiliar with the Corporation and its business strategies. This could jeopardize the Corporation’s long-term strategies and growth plans. Maintaining three-year terms for directors also assists the Corporation in attracting director candidates who are interested in making a longer-term commitment to the Corporation.

Accountability to Shareholders.    Every Director is required to uphold his or her fiduciary duties to our shareholders and the Corporation, regardless of how often he or she stands for election. In addition, the new corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules increase significantly the Board’s responsibilities to shareholders. Our Directors are not less accountable to the shareholders or this Corporation because they are not re-elected every year. Accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or three years. It is also the Board’s opinion that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors. It permits them to act independently and on behalf of shareholders without worrying whether they will be re-nominated by the other members of the Board each year. The freedom to focus on the long-term interests of the company instead of on the renomination process leads to greater independence and better governance.

Protection against Takeovers.    A third party’s unfriendly or unsolicited effort to take over or restructure the Corporation may not be in the best interests of the shareholders. A classified Board encourages such third parties to negotiate at arms length with the Board. It gives the Board the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate the best result for all shareholders and consider alternative proposals. Having a classified Board does not prevent unsolicited takeover attempts, but by reducing the threat of imminent removal, it positions the incumbent Board to negotiate terms to maximize the value of the transaction to all shareholders.

Recommendation Only.    Shareholders should be aware that this shareholder proposal is simply a request that the Board take the actions stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Board of Directors, and therefore, its approval would not necessarily effectuate the declassification of the Board of Directors. Under Ohio law, to change the structure of the Corporation’s Board of Directors, the shareholders must approve an amendment to the Corporation’s Code of Regulations.

The Board believes that a classified board is appropriate for the Corporation and will serve and protect shareholders’ interests successfully, as it has for decades.

The Board of Directors unanimously recommends a vote AGAINST the proposal to declassify the election of Directors.

PRINCIPAL SHAREHOLDERS OF THE CORPORATION

The following table sets forth, as of August 31, 2005 except as otherwise indicated, the name and address of each person believed to be a beneficial owner of more than 5% of the Common Shares of the Corporation, the number of shares and the percentage so owned, as well as the beneficial ownership of Common Shares of the Corporation by the Directors, the executive officers of the Corporation named in the Summary Compensation Table on page 12, and all Directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)		Percentage of Class (b)

Wellington Management Company, LLP 75 State Street Boston, MA 02109	13,732,600	(c)	11.5%

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	6,010,000	(d)	5.0%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	5,993,218	(e)	5.0%

D. E. Collins	235,230	(f)
W. E. Kassling	12,571	(g)
R. J. Kohlhepp	9,033	(h)
P. W. Likins	19,543	(i)
G. Mazzalupi	11,216	(j)
K. P. Müller	13,142	(k)
C. M. Obourn	6,036	(h)
H. R. Ortino	15,410	(l)
A. L. Rayfield	12,849	(m)
J. M. Scaminace	271
W. R. Schmitt	14,933	(n)
D. L. Starnes	13,561	(o)
M. I. Tambakeras	1,666

D. E. Washkewicz	724,165	(p)
N. W. Vande Steeg	239,033	(q)
J. D. Myslenski	246,280	(r)
T. K. Pistell	117,675	(s)
R. P. Barker	89,507	(t)

All Directors and executive officers as a group (32 persons)	2,470,392	(u)	2.0%

(a)	Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(b)	No Director or executive officer beneficially owned more than 1% of the Corporation’s Common Shares as of August 31, 2005.

(c)	Pursuant to a statement filed by Wellington Management Company, LLP with the Securities Exchange Commission (“SEC”) in accordance with Rule 13d-1 of the Securities and Exchange Act of 1934 (“Exchange Act”), Wellington Management Company, LLP has reported that, as of March 31, 2005, it had shared voting power over 8,724,500 Common Shares and shared investment power over 13,732,600 Common Shares.

(d)	Pursuant to a statement filed by Capital Research and Management Company with the SEC in accordance with Rule 13d-1 of the Exchange Act, Capital Research and Management Company has reported that, as of December 31, 2004, it had sole investment power but no voting power over 6,010,000 Common Shares.

(e)	Pursuant to a statement filed by Barclays Global Investors, NA with the SEC in accordance with Rule 13d-1(b) of the Exchange Act, Barclays Global Investors, NA has reported on behalf of itself and its affiliates: Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Capital Securities Limited, Barclays Capital Inc., and Palomino Limited, that as of December 31, 2004, it had sole voting power over 5,265,522 Common Shares and sole investment power over 5,993,218 Common Shares.

(f)	This amount includes 41,850 Common Shares owned solely by Mr. Collins’ spouse and 124,140 Common Shares subject to options exercisable on or prior to October 30, 2005 granted under the Corporation’s 1993 Stock Incentive Program.

(g)	This amount includes 4,500 Common Shares owned jointly by Mr. Kassling and his spouse and 4,525 Common Shares subject to options exercisable on or prior to October 30, 2005 granted under the Corporation’s Non-Employee Directors Stock Option Plan.

(h)	These amounts include 3,825 Common Shares subject to options exercisable by each of Mr. Kohlhepp and Ms. Obourn on or prior to October 30, 2005 granted under the Corporation’s Non-Employee Directors Stock Option Plan.

(i)	This amount includes 1,424 Common Shares owned jointly by Dr. Likins and his spouse as co-trustees of a revocable family trust and 9,725 Common Shares subject to options exercisable on or prior to October 30, 2005 granted under the Corporation’s Non-Employee Directors Stock Option Plan.

(j)	This amount includes 6,475 Common Shares subject to options exercisable by Mr. Mazzalupi on or prior to October 30, 2005 granted under the Corporation’s Non-Employee Directors Stock Option Plan.

(k)	This amount includes 5,857 Common Shares subject to options exercisable by Mr. Müller on or prior to October 30, 2005 granted under the Corporation’s Non-Employee Directors Stock Option Plan.

(l)	This amount includes 8,975 Common Shares subject to options exercisable by Mr. Ortino on or prior to October 30, 2005 granted under the Corporation’s Non-Employee Directors Stock Option Plan.

(m)	This amount includes 6,977 Common Shares subject to options exercisable by Mr. Rayfield on or prior to October 30, 2005 granted under the Corporation’s Non-Employee Directors Stock Option Plan.

(n)	This amount includes 222 Common Shares owned by Mr. Schmitt’s son and 2,946 Common Shares subject to options exercisable by Mr. Schmitt on or prior to October 30, 2005 granted under the Corporation’s Non-Employee Directors Stock Option Plan.

(o)	This amount includes 1,714 Common Shares owned jointly by Ms. Starnes and her spouse and 7,225 Common Shares subject to options exercisable on or prior to October 30, 2005 granted under the Corporation’s Non-Employee Directors Stock Option Plan.

(p)	This amount includes 985 Common Shares which represents Mr. Washkewicz’s proportionate interest in his mother’s revocable trust, 23,412 Common Shares as to which Mr. Washkewicz holds voting power pursuant to the Corporation’s Retirement Savings Plan as of June 30, 2005, and 617,626 Common Shares subject to options exercisable on or prior to October 30, 2005 granted under the Corporation’s stock option plans.

(q)	This amount includes 3,370 Common Shares as to which Mr. Vande Steeg holds voting power pursuant to the Corporation’s Retirement Savings Plan as of June 30, 2005 and 204,977 Common Shares subject to options exercisable on or prior to October 30, 2005 granted under the Corporation’s stock option plans.

(r)	This amount includes 4,831 Common Shares as to which Mr. Myslenski holds voting power pursuant to the Corporation’s Retirement Savings Plan as of June 30, 2005 and 186,700 Common Shares subject to options exercisable on or prior to October 30, 2005 granted under the Corporation’s stock option plans.

(s)	This amount includes 4,929 Common Shares as to which Mr. Pistell holds voting power pursuant to the Corporation’s Retirement Savings Plan as of June 30, 2005 and 80,838 Common Shares subject to options exercisable on or prior to October 30, 2005 granted under the Corporation’s stock option plans.

(t)	This amount includes 4,050 Common Shares as to which Mr. Barker holds voting power pursuant to the Corporation’s Retirement Savings Plan as of June 30, 2005 and 81,530 Common Shares subject to options exercisable on or prior to October 30, 2005 granted under the Corporation’s stock option plans.

(u)	This amount includes 65,270 Common Shares for which voting and investment power are shared, 92,206 Common Shares as to which all executive officers as a group hold voting power pursuant to the Corporation’s Retirement Savings Plan as of June 30, 2005, and 1,858,287 Common Shares subject to options exercisable on or prior to October 30, 2005 granted under the Corporation’s stock option plans held by all Directors and executive officers as a group.

SHAREHOLDERS’ PROPOSALS

The Corporation must receive at the Corporation’s principal executive offices by May 29, 2006 any proposal of a shareholder intended to be presented at the 2006 Annual Meeting of Shareholders of the Corporation (the “2006 Meeting”) and to be included in the Corporation’s proxy, notice of meeting and proxy statement related to the 2006 Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to the Corporation by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act (“Non-Rule 14a-8 Proposals”) in connection with the 2006 Meeting must be received by the Corporation by August 12, 2006 or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Corporation’s proxy related to the 2006 Meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Corporation after August 12, 2006. The Corporation’s proxy related to the 2005 Annual Meeting of Shareholders gives discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Corporation after August 13, 2005.

Procedures for Submission and Consideration of Director Candidates. The Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees for election to the Corporation’s Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, and must be received at the Corporation’s executive offices on or before June 30 of each year in anticipation of the following year’s Annual Meeting of Shareholders. All shareholder recommendations for director nominees must set forth the following information:

1.	The name and address of the shareholder recommending the candidate for consideration as such information appears on the records of the Corporation, the telephone number where such shareholder can be reached during normal business hours, the number of Common Shares owned by such shareholder and the length of time such shares have been owned by the shareholder; if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.	Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Corporation;

4.	The disclosure of any relationship of the candidate being recommended with the Corporation or any of its subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements and understandings between the proposing shareholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

6.	A written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to the Corporation’s undertaking of an investigation into that individual’s background, education, experience and other qualifications in the event that the Corporate Governance and Nominating Committee desires to do so, has consented to be named in the Corporation’s proxy statement and has consented to serve as a director of the Corporation, if elected.

There are no specific qualifications or specific qualities or skills that are necessary for directors of the Corporation to possess. In evaluating director nominees, the Corporate Governance and Nominating Committee (or a successor committee) will consider such factors as it deems appropriate, and other factors identified from time to time by the Board of Directors. The Corporate Governance and Nominating Committee will consider the entirety of each proposed director nominee’s credentials. As a general matter, the Committee will consider factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of the Board of Directors and other new director candidates. The Corporate Governance and Nominating Committee’s goal in selecting directors for nomination to the Board of Directors is generally to seek a well-balanced membership that combines a variety of experience, skill and intellect in order to enable the Corporation to pursue its strategic objectives.

The Corporate Governance and Nominating Committee will consider all information provided to it that is relevant to a candidate’s nomination as a director of the Corporation. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any candidate who it wishes to continue to consider. Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the candidate to the Board of Directors. The Committee will consider candidates recommended by shareholders on the same basis as candidates from other sources.

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The Committee regularly reviews the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. During the past fiscal year, the Corporate Governance and Nominating Committee retained Spencer Stuart as a search firm to assist in locating, interviewing, and evaluating potential Board candidates. The Corporate Governance and Nominating Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with the Corporation. In order to preserve its impartiality, the Corporate Governance and Nominating Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

Communications with Directors. The Corporation’s security holders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to the business of the Corporation and/or its subsidiaries, or communications that relate to improper or irrelevant topics.

GENERAL

The Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

The Corporation will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, officers and other employees of the Corporation may solicit the return of proxies. The Corporation will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of Common Shares. The Corporation will, upon request, reimburse them for their expenses in so doing. The Corporation has retained Georgeson Shareholder Communications Inc., 88 Pine Street, Wall Street Plaza, 30th Floor, New York, New York, to assist in the solicitation of proxies at an anticipated cost of $15,500, plus disbursements.

You are urged to vote your proxy promptly by internet, telephone or mail by following the instructions on the enclosed proxy card in order to make certain your shares will be voted at the meeting. Common Shares represented by properly voted proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted in favor of the election of the four nominees for Directors in the class whose three-year term of office will expire in 2008; in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending June 30, 2006; in favor of the Performance Bonus Plan; and against the shareholder proposal to declassify the election of Directors. Abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal which requires the affirmative vote of a certain number of Common Shares, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your proxy at any time prior to the close of voting at the Annual Meeting by giving notice to the Corporation in writing, in open meeting, or by internet or telephone as set forth on the proxy card, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.

The Annual Report of the Corporation, including financial statements for the fiscal year ended June 30, 2005, is being mailed to shareholders with this Proxy Statement. If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another shareholder, you may request a separate copy by notifying us in writing or by telephone at: Parker-Hannifin Corporation, Corporate Communications, 6035 Parkland Boulevard, Cleveland, Ohio 44124, (216) 896-3000.

You can elect to view future Parker-Hannifin Corporation Annual Reports and Proxy Statements over the internet, instead of receiving paper copies in the mail. Providing these documents over the internet will save the Corporation the cost of producing and mailing them. If you give your consent, in the future, when, and if, material is available over the internet, you will receive notification which will contain the internet location where the material is available. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. To give your consent, follow the prompts when you vote by telephone or over the internet or check the appropriate box located at the bottom of the enclosed proxy card when you vote by mail. Once you give your consent, it will remain in effect until you inform us otherwise. If at any time you would like to receive a paper copy of the Annual Report or Proxy Statement, please contact Corporate Communications at the address or telephone number provided above.

By Order of the Board of Directors

Thomas A. Piraino, Jr. Secretary

September 26, 2005

Exhibit A

PARKER-HANNIFIN CORPORATION

PERFORMANCE BONUS PLAN

1.    Purpose. The purpose of the Performance Bonus Plan (the “Plan”) is to attract and retain key executives for Parker-Hannifin Corporation, an Ohio corporation (the “Corporation”), and its Subsidiaries and to provide such persons with incentives for superior performance. Incentive Bonus payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

2.	Definitions.

As used in this Plan, “Annual Incentive Bonus” shall mean, for each Eligible Executive, an Incentive Bonus payable with respect to a fiscal year.

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Management Development and Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

“Common Shares” means the Corporation’s common shares of the par value of $.50 per share.

“Eligible Executive” means the Corporation’s Chief Executive Officer and any other executive officer or other employee of the Corporation designated by the Committee.

“Incentive Bonus” shall mean, for each Eligible Executive, a bonus amount determined by the Committee pursuant to Section 5 below, which may be an Annual Incentive Bonus or a Long-Term Incentive Bonus.

“Long-Term Incentive Bonus” shall mean, for each Eligible Executive, an Incentive Bonus payable with respect to a Performance Period longer than one fiscal year.

“Management Objectives” means the achievement of an annual or long-term performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in, or relative peer company performance in one or more of the following:

(i)	earnings per share;

(ii)	return on invested capital;

(iii)	return on total capital;

(iv)	return on total assets;

(v)	return on net assets;

(vi)	return on equity;

(vi)	total shareholder return;

(vii)	revenue;

(viii)	cash flow or free cash flow;

(ix)	net income;

(x)	operating profit;

(xi)	pre-tax income;

(xii)	earnings before interest, taxes, depreciation and/or amortization costs;

(xiii)	productivity;

(xiv)	customer satisfaction;

(xv)	employee satisfaction;

(xvi)	economic value added; and

(xvii)	stock price.

“Performance Period” means a period of time equal to or greater than one (1) fiscal year which is established at the discretion of the Committee.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

3.    Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Management Objectives and the amount of Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

4.   Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

5.   Awards.

(a) Not later than the 90th day of each Performance Period, the Committee shall establish the Management Objective or Management Objectives for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Committee may not modify any terms of awards established pursuant to this section, except to the extent that after such modification the Incentive Bonus would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b) The Committee retains the discretion to reduce the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c) Notwithstanding any other provision of the Plan to the contrary, in no event shall (i) the Annual Incentive Bonus paid to the Chief Executive Officer under the Plan for a fiscal year exceed either $4 million or 300% of base salary; (ii) the Annual Incentive Bonus paid to an Eligible Executive (other than the Chief Executive Officer) under the Plan for a fiscal year exceed either $2 million or 200% of base salary; (iii) the Long-Term Incentive Bonus paid to the Chief Executive Officer under the Plan for a Performance Period exceed $8.5 million in cash or 200,000 Common Shares; or (iv) the Long-Term Incentive Bonus paid to an Eligible Executive (other than the Chief Executive Officer) under the Plan for a Performance Period exceed $3.5 million in cash or 100,000 Common Shares. The limit on the number of Common Shares that may be paid to an Eligible Executive as a Long-Term Incentive Bonus and the kind of shares covered thereby shall be adjusted by the Committee as it may deem equitable to reflect any (a) stock dividend, stock split, combination of Common

Shares, recapitalization or other change in the capital structure of the Corporation, or (b) merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) other corporate transaction or event having an effect similar to any of the foregoing.

6.    Committee Certification. As soon as reasonably practicable after the end of each Performance Period, the Committee shall determine whether each Management Objective has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such Performance Period and shall certify such determinations in writing.

7.   Payment of Incentive Bonuses. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and a half months from the end of the Corporation’s last fiscal year to which the award relates. Annual Incentive Bonuses shall be paid in cash. Long-Term Incentive Bonuses may, at the discretion of the Committee, be paid in cash and/or restricted stock pursuant to the Corporation’s 2003 Stock Incentive Plan, or any successor plan thereto. Incentive Bonuses paid in cash may be deferred under the Corporation’s Executive Deferral Plan, and, if so deferred, will be subject to the terms and conditions of such plan. An election to defer payment of all or any part of an Incentive Bonus under the Plan shall be made in accordance with such rules as may be established by the Committee in order to comply with Section 409A of the Code and such other requirements as the Committee shall deem applicable to the deferral.

8.    No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.

9.    Withholding. The Corporation shall have the right to withhold, or require an Eligible Executive to remit to the Corporation, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus. If any Long-Term Incentive Bonus is paid in Common Shares pursuant to the 2003 Stock Incentive Plan, it shall be a condition to the obligation of the Corporation to deliver the Common Shares upon payment of any such Long-Term Incentive Bonus that the Eligible Executive pay to the Corporation such amount as may be requested by the Corporation for the purpose of satisfying any liability for withholding taxes. The Eligible Executive may elect to, or shall, at the discretion of the Committee, pay a portion or all of the amount of such withholding taxes in Common Shares.

10. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

11. Amendment and Termination. The Committee may amend the Plan from time to time, provided that any such amendment is subject to approval by the shareholders of the Corporation to the extent required to satisfy the requirements of Section 162(m) of the Code and the Regulations promulgated thereunder and provided further that any such amendment shall not, after the end of the 90-day period described in Section 5(a) of the Plan, cause the amount payable under an Incentive Bonus to be increased as compared to the amount that would have been paid in accordance with the terms established within such period. The Committee may also terminate the Plan, on a prospective basis only, at any time.

12. Effective Date. Subject to its approval by the shareholders, this Plan shall become effective for the 2006 fiscal year, and shall remain effective until the first annual meeting of shareholders held in the 2011 fiscal year, subject to any further stockholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

Parker

Annual Meeting of Shareholders

Directions to Corporate Headquarters

Lake Erie
Cleveland
I-90
Richmond Rd.
I-271
Kirtland
Mayfield Rd. (322)
Gates Mills
Rt. 6
Cedar Rd.
Landerhaven Corporate Ctr (Parker)
Beachwood
Pepper Pike
I-90
Chagrin Blvd.
Rd.
Chagrin Falls
I-480
I-480
Lander
Brainard Rd.
Cleveland Hopkins Airport
237
Snow Rd.
Rockside Rd.
Rt. 83
I-80
I-77
I-71
I-271
I-80
N

Mayfield Rd.
Brainard Rd.
Lander Rd.
I-271 To I-90
Parkland Blvd.
Parkland Blvd.
SOM Center Rd.
Parker Hannifin
Parkland Blvd.
Allen-Bradley Dr.
Parkland Blvd.
Gates Mills
To I-480 and Ohio Turnpike
Landerhaven Drive
Cedar Rd.
N

- ***From the North exiting at Cedar/Brainard:***
Take I-271 south to exit 32 (Landerhaven). Turn left onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.

- ***From the North exiting at Mayfield Rd.:***
Take I-271 south to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.

- ***From the South exiting at Cedar/Brainard:***
Take I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.

- ***From the South exiting at Mayfield Rd.:***
Take I-271 N to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.

- ***From Cleveland Airport:***
Take I-480 east to I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd; then left onto Cedar Rd. At second light make left onto Lander Rd; right on Parkland Blvd., turning left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.

- ***From Downtown:***
Take I-90 east to I-271 south to exit 32 (Landerhaven). Make left onto Brainard Rd., then left onto Cedar Rd. At second light, make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.

VOTE BY TELEPHONE
c/o National City Bank Corporate Trust Operations Locator 5352 P.O. Box 92301 Cleveland, OH 44193-0900	Have this Proxy Card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote.
VOTE BY INTERNET
Have this Proxy Card available when you access the website http://www.cesvote.com, and follow the simple instructions presented to record your vote.
VOTE BY MAIL
Please mark, sign and date this Proxy Card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: http://www.cesvote.com	Vote by Mail Return this Proxy in the Postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 26, 2005 to be counted in the final tabulation.

If voting by telephone or Internet, please do not mail this proxy card.

è

Proxy card must be signed and dated below.

ê     Please fold and detach card at perforation before mailing.     ê

PARKER-HANNIFIN CORPORATION	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 26, 2005.

The undersigned hereby appoints DONALD E. WASHKEWICZ, NICKOLAS W. VANDE STEEG, and THOMAS A. PIRAINO, JR., and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 26, 2005, and at any adjournment(s) thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation or as a fiduciary, attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature(s)

Signature(s)

Date: , 2005

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You can elect to view future Parker-Hannifin Corporation Annual Reports and Proxy Statements over the Internet, instead of receiving paper copies in the mail. Providing these documents over the Internet can save the Corporation the cost of producing and mailing them. Participation is completely voluntary. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Proxy card must be signed and dated on the reverse side.

ê     Please fold and detach card at perforation before mailing.     ê

PARKER-HANNIFIN CORPORATION	PROXY

IF NO DIRECTIONS ARE GIVEN, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4.

1.	Election of Directors in the class whose three-year term of office will expire in 2008.

Nominees:	(1) William E. Kassling	(2) Peter W. Likins	(3) Joseph M. Scaminace	(4) Wolfgang R. Schmitt

❑ FOR all nominees listed above (except as otherwise marked above)			❑ WITHHOLD AUTHORITY to vote for all nominees listed above

(Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.)

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for FY06.

❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	Approval of the Parker-Hannifin Corporation Performance Bonus Plan.

❑ FOR	❑ AGAINST	❑ ABSTAIN

4.	A shareholder proposal to declassify the election of Directors.

❑ FOR	❑ AGAINST	❑ ABSTAIN

IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

❑ I consent to view future shareholder communications over the Internet as stated above and in the Proxy